BANK ONE, COLORADO, NA
                    1125 SEVENTEENTH STREET
                       DENVER, CO  80202


                        ESCROW AGREEMENT


     This escrow agreement entered into by and between Bank One, Colorado, NA, as Escrow Agent, and Analytical
Surveys, Inc., Intelligraphics, Inc. and A. William
Huelsman. These instructions may be supplemented, altered, amended, modified or revoked by writing only, signed by all of the parties hereto, and approved by the Escrow Agent, upon payment of all fees, costs and expenses incident thereto.

     No assignment, transfer, conveyance or
hypothecation of any right, title or interest in and to the subject matter of this Escrow shall be binding upon the Escrow Agent unless written notice thereof shall be served upon the Escrow Agent and all fees, costs and expenses incident thereto have been paid and then only upon the Escrow Agent's assent thereto in writing.

     Any notice required or desired to be given by the Escrow Agent to any party to this Escrow may be given by mailing he same addressed to such party at the address give below the signature of such party or the most recent address of such party shown on the records of the Escrow Agent, and notice so mailed shall for all purposes hereof be as effectual as though served upon such party in person at the time of depositing such notice in the mail.

     The Escrow Agent may receive any payment called for hereunder after the due date thereof unless subsequent to the due date of such payment and prior to the receipt thereof the Escrow Agent shall have been instructed in writing to refuse any such payment.

     The Escrow Agent shall not be personally liable for any act it may do or omit to do hereunder as such agent, while acting in good faith and in the exercise of its own best judgment, and any act done or omitted by it pursuant to the advice of its own attorneys shall be conclusive evidence of such good faith.

     The Escrow Agent is hereby expressly authorized to disregard any and all notices or warnings given by any of the parties hereto, or by any other person, firm or corporation excepting only orders of process of court, and is hereby expressly authorized to comply with and obey any and all process, orders, judgments, or decrees of any court and in case the Escrow Agent obeys or complies with any such process, order, judgment or decree of any court it shall not be liable to any of the parties hereto or to any other person, firm, or corporation by reason of such compliance, notwithstanding any such process, order, judgment or decree be subsequently reversed, modified, annulled, set aside or vacated, or found to have been issued or entered without jurisdiction.

     In consideration of the acceptance of the escrow by the Escrow Agent, the undersigned agrees, jointly and severally, for themselves, their heirs, legal representatives, successors and assigns, to pay the Escrow Agent its charges hereunder and to indemnify and hold it harmless as to any liability by it incurred to any other person, firm or corporation by reason of its having accepted the same, or its carrying out any of the terms thereof, and to reimburse it for all its expenses, including, among other things, counsel fees and court costs incurred in connection herewith; and that the Escrow Agent shall have a first and prior lien upon all deposits made hereunder to secure the performance of said agreement of indemnity and the payment of its charges and expenses, hereby expressly authorizing the Escrow Agent, in the event payment is not received promptly from the undersigned, to deduct such charges and expenses, without previous notice, from any funds deposited hereunder, shall be as written above the Escrow Agent's signature at the time of acceptance hereof.

     The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver these instructions or any documents or papers or payments deposited or called for hereunder, and assumes no responsibility or liability for the validity or sufficiency of these instructions or any documents or papers or payments deposited or called for hereunder.

     The Escrow Agent shall not be liable for the outlawing of any rights under any Statute of Limitations or by reason of laches in respect to the instructions or any documents or papers deposited.

     In the event of any dispute between the parties hereto as to the facts of default, the validity or meaning of these instructions or any other fact or matter relating to the transaction between the parties, the Escrow Agent is instructed as follows:

     (a) See Section 6 of Addendum to Escrow Agreement.

     (b) That it shall be under no obligation to act, except under process or order of court, or until it has been adequately indemnified to its full satisfaction, and shall sustain no liability for its failure to act pending such process or court order of indemnification.

If the deposits hereunder are not withdrawn before ___________________ the Escrow Agent may mail the same as follows:

     In the event of non-delivery as specified above, the Escrow Agent is authorized and directed to close this account and place all documents in their closed files.

     The provisions of these instructions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

     IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures as of this date 12/22/95.

Name: /s/ S.V. Corder          Name: /s/ A. William Huelsman
      --------------------           -----------------------
      Analytical Surveys, Inc.       Intelligraphics, Inc.

Address:  1935 Jamboree Drive      Address:  741 N.Grand Avenue
          Colorado Springs, CO 80920         Waukesha, WI  53186

No. of copies signed 5

                                   Accepted
                                   Bank One, Colorado, NA, as Escrow Agent

/s/ A. William Huelsman                 By /s/ Tom Connors
-----------------------                    ----------------
  A. William Huelsman

Address: Suite 40
         235 Broadway
         Waukesha, WI  53186


                           EXHIBIT A

Acceptance Fee                     $1,000

Recurring Fees:

 Annual Administration            $1,000

 Each deposit/withdrawal          $20

 Each wire                        $25

 Each check                       $20


                  ADDENDUM TO ESCROW AGREEMENT

1.   Exculpation and Indemnification of Escrow Agent
(a) The Escrow Agent shall have no duties or responsibilities other than those expressly set forth herein. The Escrow Agent shall have no duty to enforce any obligation of any person to make any payment or delivery or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act.
     The Escrow Agent shall be under no liability to any party hereto or to anyone else by reason of any failure on the part of any party hereto or any make, guarantor, endorser or other signatory of any document or any other person to perform such person's obligations under any such document.
     Except for amendments to this Agreement referred to in Section 5(b) of this Addendum and except for instruction given to the Escrow Agent by the other party hereto relating to the Escrow Account, the Escrow Agent shall not be obligated to recognize any agreement between any or all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

(b) The Escrow Agent shall not be liable to any other party hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment except for fraud, negligence, or willful misconduct. The
     Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel
     (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) that is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The
     Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow agent are affected, unless it shall give its prior written consent thereto.

(c) The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received or held by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Escrow Agent be responsible or liable to the other parties hereto or to anyone else in any respect on delivering or purporting to execute or deliver any document or property or this Agreement, other than on behalf of or in the name of the Escrow Agent.
     The Escrow Agent shall have no responsibility with respect to the use or application of any funds or other property paid or delivered by the Escrow
     Agent pursuant to the provision hereof. Except as provided in Section 1(b) above, the Escrow Agent shall not be liable to any other party hereto or to anyone else for any loss that may be incurred by reason of any investment of any monies that it holds hereunder.

(d) The Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Escrow Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption;
     provided, however, that the Escrow Agent shall be liable for any such liability resulting from its own fraud, negligence or willful misconduct.

(e) To the extent that the Escrow Agent becomes liable for the payment of taxes, including withholding taxes, in respect of income derived from the investment of funds held hereunder or any payment made hereunder, and held harmless against any liability for taxes and for any penalties or interest in respect of taxes, on such investment income or payments in the manner provided in
     Section 1(f).

(f) The Escrow Agent shall be indemnified and held harmless from and against any and all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow
     Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, that in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow
     Agent hereunder, the monies or other property held by it hereunder or any income earned from investment of such monies, provided, however, that if the Escrow Agent has been determined to be guilty of fraud, negligence or willful misconduct, the Escrow Agent shall not be entitled to indemnification hereunder. Promptly after the receipt by the Escrow Agent of notice of any such action, suit or other proceeding, the Escrow Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto, notify such other parties thereof in writing; the failure by the Escrow Agent to give such notices shall relieve such other parties from any liability that such parties may have to the Escrow Agent under this Section 1 (f) as the particular item for which indemnification is being sought, but not from any other liability that any of them may have to the Escrow Agent. Each of the other parties hereto will be entitled to participate in the defense of any action, suit or proceeding for which indemnification is sought hereunder and, to the extent any of them so desires, jointly with any of the other parties hereto, to assume such defense, with counsel who shall be reasonably satisfactory to the Escrow Agent, and after notice from any of the other parties hereto to the Escrow
     Agent of such parties' election so to assume such defense, none of the other parties hereto will be liable to the Escrow Agent under this Section 1
     (f) for any legal or other expense subsequently incurred by the Escrow Agent in connection with such defense other than reasonable costs of investigation.

2.   Compensation of Escrow Agent
     The Escrow Agent shall be entitled to reasonable compensation for the services rendered by it hereunder, as set forth on Exhibit A. The Escrow
     Agent shall also be entitled to reimbursement for all expenses (pre-approved) paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all counsel advisors' and agents' fees and disbursements and all taxes or other governmental charges.

3.   Termination of Agreement and Resignation of Escrow
     Agent
(a) This Agreement shall terminate on the final disposition of the monies and property held in escrow hereunder, provided that the rights of the Escrow Agent and the obligations of the other parties hereto under Sections 1 and 2 shall survive the termination hereof.

(b) The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by giving the other parties hereto at least 60 days' notice thereof. The Escrow Agent may be removed at any time by giving to the other parties hereto at least 30 days' notice hereof.
     As soon as practicable after its resignation or removal, the Escrow Agent shall turn over to a successor escrow agent appointed by the other parties hereto all monies and property held hereunder (less such amount as the Escrow Agent is entitled to retain pursuant to Section 1(e)) upon presentation of the document appointing the new escrow agent and its acceptance thereof. If no new escrow agent is so appointed within the 60-day period following such notice of resignation or the 30-day period following such notice of removal, the Escrow Agent may deposit the aforesaid monies and property with any court in the State of Colorado, it deems appropriate. If the Escrow
     Agent is removed, it shall be entitled to (i) the full payment of its flat fee, (ii) compensation for services rendered prior to such removal and
     (iii) pre-approved out-of-pocket expenses incurred prior to such removal, all as set forth on Exhibit
     A.

4.   Notices
     All notices, requests, demands and other communications provided for herein shall be in writing, shall be delivered by hand, first-class mail or overnight express, shall be deemed given when received and shall be addressed to the parties hereto at their respective addresses listed below or to such other persons or addresses as the relevant party shall designate as to itself from time to time in writing delivered in like manner.

5.   Miscellaneous
(a) All amounts referred to herein are expressed in United States dollars and all payments by the Escrow Agent shall be made in such dollars.

(b) This agreement shall be binding upon and inure to the benefit of each party's respective successors, heirs and permitted assigns. No other person shall acquire or have any rights under of by virtue of this Agreement. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Escrow Agent and the other parties hereto.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and any investigation made by any party. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

6.   Dispute Resolution.
     All disputes arising out of or related to this Agreement, including any claims that all or any part of this Agreement is invalid, illegal, voidable, or void, will be settled by arbitration, pursuant to an Arbitration Agreement between the Analytical Surveys, Inc. (the "Company"),
     Intelligraphics, Inc., and certain former employees of Intelligraphics, the members of the board of directors of the Company who are voting trustees under the Voting Trust Agreement, Joanne
     Huelsman, James Carpenter, and Bank One, Colorado,
     NA dated December 22, 1995.


                                   December 22, 1995

VIA HAND DELIVERY

Bank One, Colorado, NA
1125 Seventeenth Street
Denver, CO  80202
Attn: Ms. Deborah M. Rayman

                    Re:  Escrow of $250,000 and 70,000
               shares of common stock of Analytical
               Surveys, Inc. ("ASI") in connection with an Asset Purchase Agreement between ASI,
               Intelligraphics, Inc. ("Intelligraphics") and A. William Huelsman ("Huelsman") dated
               December 22, 1995 (the "Purchase Agreement")

Dear Ms. Rayman:

          Pursuant to sections 1.3 and 1.8 of the
Purchase Agreement, ASI has delivered to Bank One,
Colorado, NA (the "Escrow Agent") $250,000 and 70,000 shares of ASI common stock (the "Escrow Stock").

          The $250,000 delivered by ASI to the Escrow
Agent is comprised of two parts: (i) $170,000 related to the delivery of a consent to assignment of a Subcontractor Agreement between Electronic Data
Systems, Inc. ("EDS") and Intelligraphics (the "EDS
Consent Funds") and (ii)$80,000 in connection with the delivery of eight consents to assignment for eight contracts of Intelligraphics that ASI will assume pursuant to the Purchase Agreement (the "Contract
Consent Funds").

                    A.   The EDS Consent Funds will be
               distributed by the Escrow Agent as
               follows:

               1.   On or before February 28, 1996, if
ASI receives either (i) a Subcontractor Agreement between ASI and EDS or (ii) a document in the form of Exhibit A to this letter executed by EDS (for purposes of this Section A, either document the "EDS Document"), then within three business days after receipt of the EDS Document, ASI will deliver a copy of the EDS
Document to the Escrow Agent.  Upon receipt of the EDS
Document, the Escrow Agent is instructed to pay to Bank
One, Milwaukee, N.A. the EDS Consent Funds.

               2.   On or before February 28, 1996, if
Huelsman reasonably believes that ASI has received the EDS Document, then Huelsman may notify the Escrow Agent
(the "EDS Notice"). Within five business days after receipt of the EDS Notice, the Escrow Agent will provide a copy of the EDS Notice to ASI. If ASI does not object to the EDS Notice by written notice to the Escrow Agent within five business days after receipt of the EDS Notice, then the Escrow Agent is instructed to pay to Bank One, Milwaukee, N.A. the EDS Consent Funds.
Notwithstanding the foregoing, if within five business days of receipt after the EDS Notice, ASI objects to the EDS Notice by written notice to the Escrow Agent, then the Escrow Agent will deposit the EDS Consent
Funds with the American Arbitration Association and the matter will be submitted to arbitration pursuant to
Section 6 of the Addendum to Escrow Agreement between
ASI, Huelsman, Intelligraphics and the Escrow Agent
(the "Escrow Agreement").

               3.   On February 29, 1996, the Escrow
Agent will pay to ASI the EDS Consent Funds not previously delivered under the terms of this Section A, except for EDS Consent Funds for which the procedures of this Section A have been initiated.

          B.   The Contract Consent Funds will be
distributed by the Escrow Agent only when the following conditions have been met:

               1.   On or before February 28, 1996, if
ASI receives an executed document in the form of Exhibit A to this letter (for purposes of this Section
B, a "Consent") from a party listed on Exhibit B to this letter ("Owner"), then within three business days after receipt of the Consent, ASI will deliver a copy of the Consent to the Escrow Agent. Upon receipt of the Consent, the Escrow Agent is instructed to pay to Bank One, Milwaukee, N.A. $10,000 of the Contract
Consent Funds.

               2.   On or before February 28, 1996, if
Huelsman reasonably believes that ASI has received a Consent, then Huelsman may notify the Escrow Agent (the
"Consent Notice") (identifying the Owner to which the Consent applies). Within five business days after receipt of a Consent Notice, the Escrow Agent will provide a copy of the Consent Notice to ASI. If ASI does not object to the Consent Notice within five business days after receipt of the Consent Notice, the Escrow Agent is instructed to pay to Bank One, Milwaukee, N.A. $10,000 of the Contract Consent Funds.
Notwithstanding the foregoing, if within five business days after receipt of the Consent Notice, ASI objects to the Consent Notice by written notice to the Escrow
Agent, then the Escrow Agent will deposit the $10,000 with the American Arbitration Association and the matter will be submitted to arbitration pursuant to
Section 6 of the Addendum to the Escrow Agreement.

               3.   On February 29, 1996, the Escrow
Agent will pay to ASI Contract Consent Funds not previously delivered under the terms of this Section B, except for funds for which the procedures of this Section B have been initiated.

               4.   The procedures of this Section B
will be commenced and acted upon separately for each Consent.

          C.   The Escrow Stock will be distributed by
the Escrow Agent only when the following conditions have been met:

               1.   On or before December 22, 1996, if
the Escrow Agent receives a notice from ASI regarding payment due under the indemnification provisions of the Purchase Agreement in connection with a breach of a representation, warranty or covenant of Intelligraphics or Huelsman (the "Breach Notice") then within five business days after receipt of a Breach Notice, the Escrow Agent will provide a copy of the Breach Notice to Huelsman. If Huelsman does not object to the Breach
Notice by written notice to the Escrow Agent within five business days after receipt of the Breach Notice, the Escrow Agent is instructed to transfer Escrow Stock equivalent in value to the amount referenced in the Breach Notice (the "Payment Stock") to ASI. For purposes of determining such value, the Escrow Stock will be valued at a per share price of 50% of the Market Price of such Escrow Stock. The Market Price shall mean the average of the closing bid and asked prices for the ASI common stock on the date of transfer as reported on the National Market System of NASDAQ
(the National Association of Securities Dealers
Automated Quotation System("NASDAQ"), or (If NASDAQ is closed on such date, on the next preceding date on which the NASDAQ is operated), as conclusively determined in a written notice delivered to the Escrow
Agent by the Denver office of Hanifen, Imhoff, Inc.
Notwithstanding the foregoing, if within five business days after receipt of a Breach Notice, Huelsman objects to the Breach Notice by written notice to the Escrow
Agent, then the Escrow Agent will deposit the Payment
Stock with the American Arbitration Association and the matter will be submitted to arbitration pursuant to
Section 6 of the Addendum to Escrow Agreement.

               2.   On December 23, 1996, the Escrow
Agent is instructed to deliver to the Trustee (as defined in the Purchase Agreement) all Escrow Stock which has not previously been delivered under the foregoing terms of this Section C, except for Escrow
Stock for which the procedures of this Section C have been initiated.

          D.   Notwithstanding the foregoing
provisions, the Escrow Agent will deliver the Escrow
Consent Funds, EDS Funds and the Escrow Stock to any other party as may be specified by a written notice executed by each of ASI, Intelligraphics and Huelsman and delivered to the Escrow Agent, provided, however, that any portion of the Contract Consent Funds, the EDS
Consent Funds or the Escrow Stock to be received by Huelsman will be delivered directly to Bank One, Milwaukee, N.A.

          Any notice given to the Escrow Agent, ASI, the Trustee (care of ASI) or Huelsman under this letter will be given in accordance with the provisions for notice set forth in the Escrow Agreement and will be given also to Bank One, Milwaukee, N.A. at the following address:

          Bank One, Milwaukee, N.A.
          111 E. Wisconsin Avenue
          Milwaukee, WI  53202
          Attn: Jack Bastian.


                                   ANALYTICAL SURVEYS, INC.


                                   By /s/ S. V. Corder
                                   -----------------------
                                   Its President and Chief
                                    Executive Officer





                                   INTELLIGRAPHICS, INC.


                                   By /s/ A. William Huelsman
                                   --------------------------
                                   Its Chairman and Chief Executive
                                    Officer



                                   /s/ A. William Huelsman
                                   ------------------------
                                   A. WILLIAM HUELSMAN


                           EXHIBIT A

                        Consent of Owner

          In connection with the contract dated _______________
(the "Contract") between ___________________________ ("Owner") and
Intelligraphics, Inc., ("Intelligraphics"), Owner consents to Intelligraphics' assignment of its rights and obligations under the Contract to Analytical Surveys, Inc. ("ASI") or any wholly-owned subsidiary of ASI, effective as of the consummation of the Asset Purchase Agreement between Intelligraphics, ASI and A. William Huelsman dated December __, 1995. As of the date of this Consent, to the knowledge of Owner, Intelligraphics is not in breach of any provision of the Contract. The execution of this Consent by Owner does not relieve Intelligraphics from any of its obligations under the Contract.

          Dated as of _____________________

                         OWNER:



                         By:_______________________________


                         Title:____________________________


                           EXHIBIT B


1. American Electric Power for work being conducted for Appalachian Power Company under contract dated
     1/19/94 and for work being conducted for Indiana
     Michigan Power under contract dated 8/28/95.

2. Electronic Data Systems for contract dated 8/17/95 for BellSouth Tele-Communications Work.

3.   British Telecom for contract dated 12/19/94.

4. China Power and Light Company, Limited for contract dated 9/26/94.

5.   Iowa-Illinois Gas & Electric for contract dated
     9/19/94.

6.   Intergraph Corporation for contract dated 4/18/95.

7. Wisconsin Electric Power Company for contract dated 3/9/94.

8. Michigan Consolidated Gas Company for contract dated 9/16/93.